                                                                   EXHIBIT 11.1


                              SABRATEK CORPORATION

           EXHIBIT 11.1 -- STATEMENT RE COMPUTATION OF SHARE EARNINGS


                                                              PRO FORMA
                                      NET LOSS PER SHARE  NET LOSS PER SHARE
                                      ------------------  ------------------
                                          YEAR ENDED          YEAR ENDED
                                      DECEMBER 31, 1996   DECEMBER 31, 1995
                                      ------------------  ------------------
Net Loss..............................    $ (858,116)        $(6,036,335)

Adjustment to interest expense
  assuming conversion of debt at
  beginning of period.................             -             113,867
                                          ----------         -----------
Adjusted net loss.....................    $ (858,116)        $(5,922,468)
                                          ==========         ===========
Weighted average shares used to
  compute pro forma net loss per
  share:

  Weighted average common
    shares outstanding................     6,621,442           1,622,283

  Weighted average preferred
    shares outstanding -- assuming
    conversion .......................             -           1,747,231

  Weighted average convertible
    subordinated debentures --
    assuming conversion ..............             -             322,209

  Additional shares pursuant to
    SAB83 computation.................       641,672           2,917,848
                                          ----------         -----------
                                           7,263,114           6,609,571
                                          ==========         ===========
Net loss per share....................    $    (0.12)        $     (0.90)
                                          ==========         ===========
